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                                                                     EXHIBIT 5.5

                       [LETTERHEAD OF WINSTON AND STRAWN]


                               September 25, 2003

Peak Technologies, Inc.
   c/o Moore Wallace Incorporated,
         1200 Lakeside Drive,
         Bannockburn, Illinois 60015-1243

Ladies and Gentlemen:

         We have acted as special local counsel to Peak Technologies, Inc., an Illinois corporation (the "Illinois Entity") in connection with the registration under the Securities Act of 1933, as amended (the "Act") of $403 million aggregate principal amount of 7 7/8% Senior Notes due 2011 (the "Exchange Notes") of Moore North America Finance Inc. (the "Company") to be issued in exchange for the Company's outstanding 7 7/8% Senior Notes due 2011 and related guarantees pursuant to (i) the Indenture, dated as of March 14, 2003 (the "Indenture"), by and between the Company and Bank One, N.A., as trustee (the "Trustee"), (ii) the Supplemental Indenture, dated as of May 15, 2003 (the "Supplemental Indenture"), by and among the New Guarantors (as defined therein), the Company and the Trustee, (iii) the Second Supplemental Indenture, dated as of September 18, 2003 (the "Second Supplemental Indenture"), by and among the Company, the Guarantors (as defined therein), and the Trustee, and (iv) the Registration Rights Agreement, dated as of March 14, 2003 (the "Registration Rights Agreement"), by and among the Company, the Representatives (as defined therein) and Moore Wallace Incorporated (formerly known as Moore Corporation Limited), a corporation continued under the Canada Business Corporations Act ("Moore"). Capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Indenture.

         In rendering the opinions set forth herein, we have examined:

         (i) the Illinois Entity's certificate of incorporation and bylaws, as amended through the date hereof;

         (ii) resolutions of the board of directors of the Illinois Entity dated May 15, 2003 with respect to the transactions referred to herein;

         (iii)    the Indenture;

         (iv)     the Supplemental Indenture;

         (v)      the Second Supplemental Indenture;

         (vi)     the Registration Rights Agreement; and

         (vii) the Guaranty of the Securities dated as of September 18, 2003 executed by the Illinois Entity (the "Guaranty");



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Moore North America Finance, Inc., et. al.
September 25, 2003

(the items identified in clauses (iii) through (vii) are collectively hereinafter referred to as the "Documents") and such other agreements, instruments and documents, and such questions of law as we have deemed necessary or appropriate to enable us to render the opinions expressed below. Additionally, we have examined originals or copies of such certificates of public officials and officers and representatives of the Illinois Entity and we have made such inquiries of officers and representatives of the Illinois Entity as we have deemed relevant or necessary, as the basis for the opinions set forth herein.

         In rendering the opinions expressed below, we have, with your consent, assumed the legal capacity of all natural persons executing documents, that the signatures of persons signing all documents in connection with which this opinion letter is rendered are genuine, all documents submitted to us as originals or duplicate originals are authentic and all documents submitted to us as copies, whether certified or not, conform to authentic original documents. Additionally, we have, with your consent, assumed and relied upon, the following:

         (a) the accuracy and completeness of all certificates and other statements, documents, records, financial statements and papers reviewed by us, and the accuracy and completeness of all representations, warranties, schedules and exhibits contained in the Documents, with respect to the factual matters set forth therein;

         (b) all parties to the documents reviewed by us (other than the Illinois Entity) are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation or formation and under the laws of all jurisdictions where they are conducting their businesses or otherwise required to be so qualified, and have full power and authority to execute, deliver and perform under such documents and all such documents have been duly authorized, executed and delivered by such parties;

         (c) the proceeds of the Exchange Notes have been disbursed and each Document constitutes the valid and binding obligation of each party thereto (other than the Illinois Entity in the case of the Guaranty) enforceable against such party in accordance with its terms;

         (d) because a claimant bears the burden of proof required to support its claims, the Trustee will undertake the effort and expense necessary to fully present its claims in the prosecution of any right or remedy accorded it under the Documents;

         (e) the Trustee does not have any knowledge (actual or constructive) of any defense against the enforcement of the Documents.

         Whenever our opinion with respect to the existence or absence of facts is indicated to be based on our knowledge or awareness, we are referring to the actual present knowledge of the particular Winston & Strawn attorneys who have represented the Illinois Entity during the course of our limited representation of the Illinois Entity in connection with the Guaranty. Except as expressly set forth herein, we have not undertaken any independent investigation, examination or inquiry to determine the existence or absence of any facts (and have not caused the review of any



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Moore North America Finance, Inc., et. al.
September 25, 2003


court file or indices) and no inference as to our knowledge concerning any facts should be drawn as a result of the limited representation undertaken by us.

         Based upon the foregoing and subject to the qualifications, limitations and comments stated herein, we are of the opinion that:

         1. The Illinois Entity is a corporation validly existing and, based solely upon review of the Certificate of Good Standing issued by the Secretary of State of Illinois dated September 12, 2003, in good standing under the laws of the State of Illinois. The Illinois Entity has the corporate power and authority to own, pledge, mortgage and operate its properties, to lease any properties it operates under lease, to conduct its business as presently conducted and to execute and deliver the Guaranty.

         2. The execution, delivery and performance of the Guaranty has been duly authorized by all necessary corporate action on the part of the Illinois Entity. When the Commission declares the Registration Statement effective, the Guaranty has been duly executed and delivered and the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Registration Rights Agreement and the Indenture, the Guaranty will constitute a valid and binding obligation of the Illinois Entity enforceable in accordance with its terms, except to the extent limited by bankruptcy, reorganization, insolvency, moritorium and other laws of general application relating to or affecting the enforcement of creditors' rights and by general equity principles.

         The opinions as expressed herein are subject to the following qualifications, limitations and comments:

                  (a) the enforceability of the Guaranty and the obligations of the Illinois Entity thereunder and the availability of certain rights and remedial provisions provided for in the Documents are subject to the effect of bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, arrangement, liquidation, conservatorship, and moratorium laws and are subject to limitations imposed by other laws and judicial decisions relating to or affecting the rights of creditors or secured creditors generally, and general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity) upon the availability of injunctive relief or other equitable remedies, including, without limitation, where (i) the breach of such covenants or provisions imposes restrictions or burdens upon a debtor and it cannot be demonstrated that the enforcement of such remedies, restrictions or burdens is reasonably necessary for the protection of a creditor; (ii) a creditor's enforcement of such remedies, covenants or provisions under the circumstances, or the manner of such enforcement, would violate such creditor's implied covenant of good faith and fair dealing, or would be commercially unreasonable; or (iii) a court having jurisdiction finds that such remedies, covenants or provisions were, at the time made, or are in application, unconscionable as a matter of law or contrary to public policy;


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Moore North America Finance, Inc., et. al.
September 25, 2003


                  (b) at the time of the issuance and delivery of the Exchange Notes and the Guaranty there will not have occurred any change in law affecting the validity, legally binding character or enforceability of the Exchange Notes and the Guaranty;

                  (c) the issuance and delivery of the Exchange Notes and the Guaranty, all of the terms of the Exchange Notes and the Guaranty, and the performance by the Company and the Illinois Entity of their respective obligations thereunder will comply with applicable law and with each requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and the Illinois Entity and will not result in a default under or a breach of any agreement or instrument then binding upon the Company and the Illinois Entity.

                  (d) we express no opinion as to the enforceability of cumulative remedies to the extent such cumulative remedies purport to or would have the effect of compensating the party entitled to the benefits thereof in amounts in excess of the actual loss suffered by such party;

                  (e) notwithstanding certain language of the Documents, the Trustee may be limited to recovering only reasonable expenses with respect to the retaking, holding, preparing for sale or lease, selling, leasing and the like of Collateral and reasonable attorneys' fees and legal expenses and only reasonable compensation for funding losses, increased costs or yield protection;

                  (f) provisions in the Documents deemed to impose the payment of interest on interest may be unenforceable, void or voidable under applicable law;

                  (g) we express no opinion as to the validity, binding effect or enforceability of any indemnification provisions of the Documents;

                  (h) requirements in the Documents specifying that provisions thereof may only be waived in writing may not be valid, binding or enforceable to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying any provision of such documents;

                  (i) we express no opinion with respect to the validity, binding effect or enforceability of any purported waiver, release or disclaimer under any of the Documents relating to (i) statutory or equitable rights and defenses of the Illinois Entity which are not subject to waiver, release or disclaimer, or (ii) rights or claims of, or duties owing to, the Illinois Entity to the extent limited by provisions of applicable law, or to the extent such rights, claims and duties otherwise exist as a matter of law except to the extent the Illinois Entity has effectively so waived, released or disclaimed such rights, claims or duties in accordance with applicable law;

                  (j) we express no opinion as to the severability of any provision of any of the Documents;


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Moore North America Finance, Inc., et. al.
September 25, 2003

                  (k) certain other provisions contained in the Documents may be rendered ineffective, or limited by, applicable laws, rules, regulations, constitutional requirements or judicial decisions governing such provisions, but such laws, rules, regulations, constitutional limitations and judicial decisions do not, in our opinion (subject to the other comments and qualifications set forth in this opinion letter), make the remedies afforded by the Documents inadequate for the practical realization of the principal benefits intended to be provided, although they may result in a delay thereof (and we express no opinion with respect to the economic consequences of any such delay);

                  (l) we express no opinion with respect to the applicability or effect of federal or state anti-trust, tax, securities or "blue sky" laws with respect to the transactions contemplated by the Documents; and

                  (m) we express no opinion with respect to the validity, binding effect or enforceability of any provision of the Documents purporting to establish evidentiary standards or a consent to jurisdiction and venue or waiving service of process or demand or notice and hearing or constitutional rights (including a jury trial) or purporting to eliminate any obligation to marshall assets.

         The opinions expressed herein are based upon and are limited to the laws of the State of Illinois and the laws of the United States of America and we express no opinion with respect to the laws of any other state, jurisdiction or political subdivision. We have, with your permission, assumed for purposes of the second sentence of paragraph 2 of this opinion letter, without independently verifying the same, that the laws of the State of New York are identical to the laws of the State of Illinois. The opinions expressed herein based on the laws of the State of Illinois and the United States of America are limited to the laws generally applicable in transactions of the type covered by the Documents.

         Our opinions set forth in this letter are based upon the facts in existence and laws in effect on the date hereof and we expressly disclaim any obligation to update our opinions herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof.

         Other than as set forth below, this opinion letter is solely for the benefit of the addressee hereof in connection with the registration of the Exchange Notes and may not be relied upon in any manner by any other person without our written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of the Exchange Notes" in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act. Sullivan & Cromwell LLP, counsel to the Company, may rely on the opinions expressed herein.


                                   Very truly yours,


                                   Winston & Strawn LLP


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